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                                  EXHIBIT 23.1
                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference of our report dated January 21, 1999, which calls attention to assertions by the U.S. Small Business Administration of violations of its Rules and Regulations, on our audits of the financial statements included in the filing on Form 10-K, of Walnut Financial Services, Inc. and Subsidiaries as of and for the years ended December 31, 1998 and 1997 and in its Registration Statements No. 33-99718 and 33-00516 on Form S-8 as filed with the Securities and Exchange Commission (i) on November 16, 1995, and (ii) on January 19, 1996, respectively.


Richard A. Eisner & Company, LLP
New York, New York
April 13, 1999